Exhibit 16.1

June 23, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by OptiNose, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 11 of Form S-1, as part of the Form S-1 of OptiNose, Inc. dated June 23, 2017. We agree with the statements concerning our Firm in such Form S-1.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Philadelphia, PA
June 23, 2017

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On November 7, 2016, we dismissed PricewaterhouseCoopers LLP, or PwC, as our independent auditor. The dismissal was approved by the audit committee of our Board of Directors.

The report of PwC on our consolidated financial statements as of and for the fiscal year ended December 31, 2015 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended December 31, 2015, and the subsequent interim period through November 7, 2016, (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter of the disagreements in their report on the financial statements for such fiscal years, and (ii) there were no “reportable events,” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

On December 6, 2016, we engaged Ernst & Young LLP, or EY, to serve as our independent registered public accounting firm, to audit the fiscal year ended December 31, 2016, as well as to reaudit the fiscal year ended December 31, 2015, which had previously been audited by PwC. The engagement of EY has been approved by our board of directors. During the two most recent fiscal years, neither we, nor anyone acting on our behalf, consulted with EY regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and no written report nor oral advice was provided by EY, or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

We requested that PwC furnish us with a letter addressed to the SEC stating whether it agrees with the above statements. A copy of the letter dated June 23, 2017, is filed as an exhibit to the registration statement of which this prospectus forms a part.